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                                                                     EXHIBIT 5.1
                         [LETTERHEAD OF BRYAN CAVE LLP]

                               March 2, 1999

Board of Directors
MEMC Electronic Materials, Inc.
501 Pearl Drive (City of O'Fallon)
St. Peters, Missouri 63376

Gentlemen:

     We are acting as special counsel to MEMC Electronic Materials, Inc., a Delaware corporation (the "Company"), in connection with its Registration Statement on Form S-3 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on October 22, 1998, as
amended on December 11, 1998, December 31, 1998 and February   , 1999
(Registration No. 333-65973) (the "Registration Statement"). The Registration Statement covers the registration of $93,900,000 of shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), and of transferable rights which are exercisable for the Common Stock (the "Rights"). The Company proposes to issue the Common Stock upon the exercise of the Rights, which will be distributed pro rata to eligible holders of record of the Company's common stock other than VEBA Corporation or its permitted transferees (the "Rights Offering").

     In connection herewith, we have examined and relied without independent investigation as to matters of fact upon such certificates of public officials, such statements and certificates of officers of the Company and such other corporate records, documents, certificates and instruments as we have deemed necessary or appropriate in order to enable us to render the opinions expressed herein. We have assumed the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatted copies.

     Based upon the foregoing and in reliance thereon and subject to the effectiveness of the Registration Statement, we are of the opinion that:

     (i) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware;

     (ii)  Upon distribution of the Rights pursuant to the Rights
           Offering, as described in the Registration Statement and the Prospectus constituting a part of the Registration Statement (the "Prospectus"), then such Rights will be duly authorized and validly issued and are valid and binding obligations of the Company; and

     (iii) Upon issuance and sale against payment therefor pursuant to the Rights Offering, as described in the Registration Statement and the Prospectus, then such shares of Common Stock will be duly authorized, validly issued, fully paid and non-assessable.


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Board of Directors
MEMC Electronic Materials, Inc.
March 2, 1999
Page 2

     This opinion is not rendered with respect to any laws other than the Law of the State of Delaware and the Act. We have relied, only in part, on an opinion of Richards, Layton & Finger, P.A. to us of December 31, 1998 with respect to certain aspects of Delaware law set forth in paragraphs (ii) and (iii) above.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Lawyers" in the Prospectus filed as a part of the Registration Statement. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of such shares of Common Stock and the issuance of such Rights. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                         Very truly yours,

                         BRYAN CAVE LLP